Exhibit 99.1

FOR:	EMERSON RADIO CORP.
9 Entin Road
Parsippany, NJ 07054-0430

CONTACT:	Emerson Radio Corp. or:	Investor Relations:
	Robert Maffei	Brainerd Communicators
	Investor Relations Manager	Brad Edwards or Denise Roche
	(973) 428-2098	(212) 986-6667

Media Relations:
Brainerd Communicators, Inc.
Scott Cianciulli
(212) 986-6667

FOR:	ADCOM, LLC
8541 East Anderson Drive, Suite 101
Scottsdale, Arizona 85255

CONTACT:	ADCOM, LLC
Dan Donnelly
Managing Director
(480) 607-2277
Friday, January 4, 2008
EMERSON RADIO CORP. AND ADCOM, LLC ANNOUNCE AGREEMENT
IN PRINCIPLE TO FORM JOINT VENTURE
Parsippany, NJ and Scottsdale, AZ — January 4, 2008 — Emerson Radio Corp. (AMEX:MSN) and ADCOM, LLC today announced that they have reached an agreement in principle to form a joint venture for the primary purpose of manufacturing, selling, distributing and/or licensing audio and video equipment for the home and/or office.
Pursuant to the agreement in principle, Emerson would contribute cash to the new company in exchange for a controlling interest in the new company, and ADCOM would sell and/or license certain of its assets, including, all of its intellectual property, to the new company in exchange for cash and a non-controlling interest in the new company. It is contemplated that the new company would be headquartered in Emerson’s Parsippany, New Jersey office and operated in Scottsdale, Arizona.

“ADCOM is a respected leader in the design, production and distribution of high quality audio and video devices and systems, and one of the best known brands in the Home Theater and Home Installer audio and video channel. We believe that because this proposed joint venture would link two respected leaders in their industries, Emerson and ADCOM, the new company would have a competitive advantage based on the parties’ knowledge of the marketplace, the innovative mix of products that ADCOM brings to the venture, and Emerson’s access to world class manufacturing and sourcing options,” said John Spielberger, President-North American Operations of Emerson.
The consummation of the proposed joint venture between Emerson and ADCOM is subject to the negotiation and execution of definitive agreements, receipt of approval by Emerson’s board of directors and other requisite approvals, and the satisfaction of other conditions to be agreed to by the parties.
About Emerson Radio Corp.
Emerson Radio Corp. (AMEX:MSN), founded in 1948, is headquartered in Parsippany, NJ. Emerson designs, markets and licenses, worldwide, full lines of televisions and other video products, microwaves, clocks, radios, audio and home theater products. Emerson’s web site is www.emersonradio.com
About ADCOM, LLC
ADCOM, LLC, founded in 2002, is headquartered in Scottsdale, AZ. ADCOM is a designer, engineer and manufacturer of innovative high-end audio and home theater products for both “stand-alone” and multi-zone custom installation applications including amplifiers, preamplifiers, tuner-preamplifiers, digital processors, DVD players and AC surge suppressor/line conditioners. The ADCOM brand name has been present in the audio marketplace since 1979. ADCOM’s website is www.adcom.com.

Forward Looking Statements
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in Emerson’s reports as filed with the Securities and Exchange Commission. Emerson assumes no obligation to update the information contained in this news release.